Exhibit (14)(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N‐14 of our report dated November 29, 2022, relating to the financial statements and financial highlights of Polen DDJ Opportunistic High Yield Fund, a series of ALPS Series Trust, for the year ended September 30, 2022, and to the references to our firm under the headings “Independent Registered Public Accounting Firm”, “Financial Statements and Experts”, “Representations and Warranties”, “Financial Highlights for the Fund”, and “Financial Highlights” in the Combined Proxy Statement and Prospectus.

COHEN & COMPANY, LTD.

Cleveland, Ohio

May 23, 2023

C O H E N  &  C O M P A N Y ,  L T D .

800.229.1099 | 866.818.4538  fax | cohencpa.com

Registered with the Public Company Accounting Oversight Board